Exhibit 21.01

SCHEDULE OF SUBSIDIARIES

State or Country
Name	of Organization

Ocean Thermal Energy Corporation	Nevada

Ocean Thermal Energy Bahamas Ltd.	Bahamas

OTE BM Ltd.	Bahamas

OCEES International	Hawaii